Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
May 8, 2019	Michael D. Neese	Trisha Meade
	VP, Investor Relations	Communications & Engagement Manager
	(804) 287-8126	(804) 285-5390
	michael.neese@pfgc.com	communications@pfgc.com

Performance Food Group Company Reports Third-Quarter and First-Nine Months Fiscal 2019 Results

Foodservice and Vistar Segments Deliver Strong Sales Growth

Reaffirms 2019 Fiscal Outlook

Third-Quarter Fiscal 2019 Highlights

•	Total case volume grew 5.3%
•	Net sales increased 7.8% to $4.7 billion
•	Gross profit improved 8.2% to $604.7 million
•	Net income declined 4.2% to $32.3 million
•	Adjusted EBITDA increased 11.0% to $106.1 million[1]
•	Diluted Earnings Per Share (“EPS”) decreased 3.1% to $0.31
•	Adjusted Diluted EPS increased 2.9% to $0.35[1]

First-Nine Months Fiscal 2019 Highlights

•	Total case volume grew 4.8%
•	Net sales increased 6.3% to $13.8 billion
•	Gross profit improved 7.8% to $1.8 billion
•	Net income declined 22.9% to $103.6 million primarily due to the prior year impact of the Tax Cuts and Jobs Act (the “Act”)
•	Adjusted EBITDA increased 9.3% to $318.5 million[1]
•	Diluted EPS decreased 23.3% to $0.99
•	Adjusted Diluted EPS increased 13.9% to $1.15 [1]

RICHMOND, Va. – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its third-quarter and first-nine months fiscal 2019 business results.

“Our financial results were in line with our expectations and we believe we are on-track to achieve our fiscal year outlook,” said George Holm, PFG’s Chairman, President and Chief Executive Officer. “Our independent case growth sequentially improved from the second quarter to the third quarter and grew over 5% year-over-year.  Vistar continued to deliver double-digit EBITDA growth.  And we also closed on the Eby-Brown transaction late last month and are excited for them to join the PFG family of companies.”

1

This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Diluted Earnings per Share and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Statement Regarding Non-GAAP Financial Measures at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Third-Quarter Fiscal 2019 Financial Summary

Total case volume increased 5.3% for the third quarter of fiscal 2019 compared to the prior year period, with underlying organic growth of 3.4%. Total case volume included a 5.4% increase in independent cases, growth in Performance Brands cases and broad-based growth across Vistar’s sales channels.

Net sales for the third quarter of fiscal 2019 grew 7.8% to $4.7 billion compared to the prior year period. The increase in net sales was primarily attributable to growth in Vistar, most notably in the vending, office coffee service and retail channels, and case growth in Foodservice, specifically in the independent restaurant channel.  The increase in net sales also reflects an increase in selling price per case as a result of inflation and mix.  Overall food cost inflation was approximately 2%.

Gross profit for the third quarter of fiscal 2019 grew 8.2% to $604.7 million compared to the prior year period.  The strong gross profit increase was led by case growth and from selling an improved mix of customer channels and products, specifically in Vistar’s channels and the independent restaurant channel.  Gross profit margin as a percentage of net sales was up 10 basis points over the prior year period to 12.9%.

Operating expenses rose 9.4% to $545.5 million in the third quarter of fiscal 2019 compared to the prior year period.  The increase in operating expenses was primarily due to the increase in case volume and the resulting impact on variable operational and selling expenses, as well as increases in personnel and insurance expenses.

Net income for the third quarter of fiscal 2019 declined 4.2% year-over-year to $32.3 million.  The $0.9 million decrease in operating profit was a result of the increase in operating expenses discussed above.  The increase in interest expense was primarily the result of an increase in the average interest rate during the third quarter of fiscal 2019 compared to the prior year period.  The effective tax rate in the third quarter of fiscal 2019 was approximately 26.1% versus 24.8% in the third quarter of fiscal 2018.  The increase in the effective tax rate was primarily due to the excess tax benefits associated with stock options exercised in the third quarter of fiscal 2018.

EBITDA increased 8.5% to $99.9 million in the third quarter of fiscal 2019 compared to the prior year period. For the quarter, Adjusted EBITDA rose 11.0% to $106.1 million compared to the prior year period.

Diluted EPS declined 3.1% to $0.31 per share in the third quarter of fiscal 2019 over the prior year period. Adjusted Diluted EPS increased 2.9% to $0.35 per share in the third quarter over the prior year period.

First-Nine Months Fiscal 2019 Financial Summary

Total case volume increased 4.8% in the first nine months of fiscal 2019 compared to the prior year period, with underlying organic growth of 3.0%.

Net sales for the first nine months of fiscal 2019 was $13.8 billion, an increase of 6.3% versus the comparable prior year period. The increase in net sales was primarily attributable to sales growth in Vistar, particularly in the theater, retail, and vending channels, case growth in Foodservice, particularly in the independent restaurant channel, and recent acquisitions.

Gross profit for the first nine months of fiscal 2019 increased 7.8% to $1.8 billion compared to the prior year period. The gross profit increase was led by case growth and an improved sales mix of customer channels and products, specifically in Vistar’s channels and the independent restaurant channel. Gross margin as a percentage of net sales was up 20 basis points over the prior year period to 13.1%.

Operating expenses increased 7.2% to $1.6 billion in the first nine months of fiscal 2019 compared to the prior year period. The increase was primarily due to case volume growth and the resulting impact on variable operational and selling expenses as well as the expense associated with second half of fiscal 2018 investments in sales, warehouse and delivery personnel within the Foodservice segment, and acquisition integration costs within Vistar.

Operating profit for the first nine months of fiscal 2019 was up 14.5% to $182.8 million driven by strong top-line and gross profit growth and mix of business, specifically within the independent restaurant channel.

Net income declined 22.9% to $103.6 million for the first nine months of fiscal 2019 compared to the prior year period. The significant decrease in net income was a result of the $50.8 million increase in income tax expense.  The increase in income tax expense was primarily a result of the prior year impact of the Act and the prior year excess tax benefit associated with the performance vesting of certain stock-based compensation awards.

EBITDA increased 15.6% to $295.6 million in the first nine months of fiscal 2019 compared to the prior year period. For the first nine months of fiscal 2019 Adjusted EBITDA increased 9.3% to $318.5 million compared to the prior year period.

Diluted EPS decreased 23.3% to $0.99 per share in the first nine months of fiscal 2019 compared to the prior year period due primarily to the increase in income tax expense. Adjusted Diluted EPS increased 13.9% to $1.15 per share in the first nine months of fiscal 2019 over the prior year period.

Cash Flow and Capital Spending

In the first nine months of fiscal 2019, PFG generated $260.5 million in cash flow from operating activities, an increase of $30.9 million versus the prior year period.  The improvement in cash flow from operating activities was largely driven by lower income taxes paid.  For the first nine months of fiscal 2019, PFG invested $93.1 million in capital expenditures, an increase of $19.9 million versus the prior year period.  In the first nine months of fiscal 2019, PFG delivered free cash flow of $167.4 million1, an increase of approximately $11.0 million versus the prior year period.

Share Repurchase

On November 13, 2018, the Board of Directors of the Company authorized a share repurchase program for up to $250 million of the Company’s outstanding common stock.  During the three months ended March 30, 2019, the Company repurchased 123,528 shares of common stock for a total of $4.1 million or average cost of $33.40 per share. As of March 30, 2019, approximately $240.7 million remained available for additional share repurchases.

M&A Transaction

On April 29, 2019, PFG completed its acquisition of Eby-Brown Company LLC (“Eby-Brown”).  PFG expects that the acquisition will allow its Vistar segment to strategically expand in the fast-growing convenience store channel where there is significant overlap with suppliers and product categories, as well as opportunities to use PFG brands for unique solutions in the prepared and made-to-order foodservice market.  Vistar and Eby-Brown combined will service over 75,000 locations making Vistar No. 1 in locations served and No. 2 in overall non-tobacco convenience volume.

Third-Quarter Fiscal 2019 Segment Results

Foodservice

Third-quarter net sales for Foodservice increased 7.5% to $3.8 billion compared to the prior year period. Net sales growth was driven by an increase in cases sold, including independent case growth of 5.4% and solid independent customer demand for Performance Brands. This increase in net sales was also attributable to an increase in selling price per case as a result of inflation. For the third quarter of fiscal 2019, independent sales as a percentage of total segment sales was 32.2%.

Third-quarter EBITDA for Foodservice increased 6.4% to $99.4 million compared to the prior year period. Gross profit increased 6.6% in the third quarter of fiscal 2019 compared to the prior year period as a result of an increase in cases sold, as well as an increase in gross profit per case. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold, including more Performance Brands products sold to our independent customers.

Vistar

For the third quarter of fiscal 2019, net sales for Vistar increased 8.8% to $892.1 million compared to the prior year period. This increase was driven by strong case sales growth in the segment’s vending and retail channels.

Third-quarter EBITDA for Vistar increased 13.8% to $37.0 million versus the prior year period. Gross profit dollar growth of 14.0% for the third quarter of fiscal 2019 compared to the prior year period was fueled by an increase in the number of cases sold. Operating expense dollar growth of 14.1% for the third quarter of fiscal 2019 was primarily the result of higher variable operating costs associated with higher case volume.

Fiscal 2019 Outlook

For fiscal 2019, PFG tightens its Adjusted EBITDA growth outlook to be in a range of 8% to 10% over its fiscal 2018 Adjusted EBITDA of $426.71 million. The previous fiscal 2019 Adjusted EBITDA growth range was 7% to 10%.

PFG tightens is fiscal 2019 Adjusted Diluted EPS growth outlook to be in a range of 12% to 16% over its fiscal 2018 Adjusted Diluted EPS of $1.541.  The previous fiscal 2019 Adjusted Diluted EPS growth range was 10% to 16%.

PFG’s Adjusted EBITDA and Adjusted Diluted EPS outlook exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported Net income and its reported Diluted EPS, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA and Adjusted Diluted EPS outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on May 8, 2019 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Built on the many proud histories of our family of companies, Performance Food Group is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of approximately 75 distribution centers, 15,000-plus talented associates and more than 5,000 valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 150,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers and theaters. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG and our divisions, Performance Foodservice, PFG Customized and Vistar, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Fiscal 2019 Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties.  The following factors, in addition to those discussed under the section entitled Item 1A Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed with the Securities and Exchange Commission (the “SEC”) on August 16, 2018 as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation or deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and costs risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portions of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to acquisitions, including the risks that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;
•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgments or settlements;
•	negative media exposure and other events that damage our reputation;
•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;
•	decrease in earnings from amortization charges associated with acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	departure of key members of senior management;
•	risks relating to federal, state, and local tax rules;

•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness; and
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three months ended March 30, 2019	Three months ended March 31, 2018	Nine Months Ended March 30, 2019	Nine Months Ended March 31, 2018
Net sales	$4,689.0	$4,349.2	$13,844.4	$13,025.2
Cost of goods sold	4,084.3	3,790.5	12,031.5	11,344.2
Gross profit	604.7	558.7	1,812.9	1,681.0
Operating expenses	545.5	498.6	1,630.1	1,521.3
Operating profit	59.2	60.1	182.8	159.7
Other expense, net:
Interest expense, net	16.5	15.2	48.1	44.9
Other, net	(1.0)	0.1	(0.5)	(0.3)
Other expense, net	15.5	15.3	47.6	44.6
Income before taxes	43.7	44.8	135.2	115.1
Income tax expense (benefit)	11.4	11.1	31.6	(19.2)
Net income	$32.3	$33.7	$103.6	$134.3
Weighted-average common shares outstanding:
Basic	103.8	102.7	103.8	101.7
Diluted	105.1	104.5	105.1	104.5
Earnings per common share:
Basic	$0.31	$0.33	$1.00	$1.32
Diluted	$0.31	$0.32	$0.99	$1.29

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of March 30, 2019	As of June 30, 2018
ASSETS
Current assets:
Cash	$7.7	$7.5
Accounts receivable	1,128.5	1,065.6
Inventories, net	1,128.3	1,051.9
Prepaid expenses and other current assets	60.7	78.5
Total current assets	2,325.2	2,203.5
Goodwill	747.5	740.5
Other intangible assets, net	199.7	193.8
Property, plant and equipment, net	895.9	795.5
Restricted cash and other assets	54.5	67.6
Total assets	$4,222.8	$4,000.9
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,321.0	$1,233.8
Accrued expenses and other current liabilities	260.9	227.8
Capital lease obligations-current installments	16.9	8.4
Total current liabilities	1,598.8	1,470.0
Long-term debt	1,042.1	1,123.0
Deferred income tax liability, net	107.1	106.3
Capital lease obligations, excluding current installments	125.9	52.8
Other long-term liabilities	114.7	113.5
Total liabilities	2,988.6	2,865.6
Total shareholders’ equity	1,234.2	1,135.3
Total liabilities and shareholders’ equity	$4,222.8	$4,000.9

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Nine months ended March 30, 2019	Nine months ended March 31, 2018
Cash flows from operating activities:
Net income	$103.6	$134.3
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	112.3	95.8
Non-cash activities	30.0	3.3
Changes in operating assets and liabilities, net:
Accounts receivable	(63.6)	(38.7)
Inventories	(61.3)	(24.2)
Prepaid expenses and other assets	24.9	(9.8)
Trade accounts payable and outstanding checks in excess of deposits	82.6	81.6
Accrued expenses and other liabilities	32.0	(12.7)
Net cash provided by operating activities	260.5	229.6
Cash flows from investing activities:
Purchases of property, plant and equipment	(93.1)	(73.2)
Net cash paid for acquisition	(57.7)	(70.9)
Other	1.0	0.6
Net cash used in investing activities	(149.8)	(143.5)
Cash flows from financing activities:
Net borrowings under ABL Facility	(81.7)	(43.5)
Payments of Promissory Note	—	(6.0)
Cash paid for shares withheld to cover taxes	(7.5)	(28.0)
Cash paid for acquisitions	(3.5)	(8.4)
Repurchases of common stock	(9.3)	—
Other	(8.1)	(0.7)
Net cash provided by financing activities	(110.1)	(86.6)
Net increase in cash and restricted cash	0.6	(0.5)
Cash and restricted cash, beginning of period	17.8	21.0
Cash and restricted cash, end of period	$18.4	$20.5

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of March 30, 2019	As of June 30, 2018
Cash	$7.7	$7.5
Restricted cash(1)	10.7	10.3
Total cash and restricted cash	$18.4	$17.8

(1)

Restricted cash is included in Restricted cash and other assets on the Condensed Consolidated Balance Sheets herein and represents the amounts required by insurers to collateralize a part of the deductibles for the PFG’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Nine months ended March 30, 2019	Nine months ended March 31, 2018
Cash paid during the year for:
Interest	$43.6	$37.3
Income taxes, net of refunds	3.2	25.6

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS.  Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Diluted EPS and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.  PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results.  Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under the PFG’s credit agreement and indenture (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment).  PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as certain one-time income tax items, to the extent that each such item was included in the applicable GAAP financial measure.

PFG believes that the presentation of EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	March 30, 2019	March 31, 2018	Change	%
Net income (GAAP)	$32.3	$33.7	$(1.4)	(4.2)
Interest expense, net	16.5	15.2	1.3	8.6
Income tax expense (benefit)	11.4	11.1	0.3	2.7
Depreciation	29.3	24.6	4.7	19.1
Amortization of intangible assets	10.4	7.5	2.9	38.7
EBITDA (Non-GAAP)	99.9	92.1	7.8	8.5
Impact of non-cash items (A)	3.3	2.1	1.2	57.1
Impact of acquisition, integration & reorganization charges (B)	1.3	0.6	0.7	116.7
Impact of productivity initiatives and other adjustment items (C)	1.6	0.8	0.8	100.0
Adjusted EBITDA (Non-GAAP)	$106.1	$95.6	$10.5	11.0

Diluted earnings per share (GAAP)	$0.31	$0.32	$(0.01)	(3.1)
Impact of non-cash items	0.03	0.02	0.01	50.0
Impact of acquisition, integration & reorganization charges	0.01	0.01	—	—
Impact of productivity initiatives and other adjustment items	0.02	—	0.02	NM
Tax impact of above adjustments	(0.02)	—	(0.02)	NM
Tax impact of revaluation of net deferred tax liability (D)	—	(0.01)	0.01	(100.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.35	$0.34	$0.01	2.9
A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $3.8 million and $3.5 million for the third quarter of fiscal 2019 and fiscal 2018, respectively.

B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, advisory fees, and offering fees.
C.

Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, and other adjustments permitted under our credit agreement.

D.	Represents the per share impact of the $1.1 million net benefit to deferred income tax expense as a result of the Act and the revaluation of the Company’s net deferred tax liability.

	Nine Months Ended
($ in millions, except share and per share data)	March 30, 2019	March 31, 2018	Change	%
Net income (GAAP)	$103.6	$134.3	$(30.7)	(22.9)
Interest expense, net	48.1	44.9	3.2	7.1
Income tax expense (benefit)	31.6	(19.2)	50.8	(264.6)
Depreciation	83.7	73.7	10.0	13.6
Amortization of intangible assets	28.6	22.1	6.5	29.4
EBITDA (Non-GAAP)	295.6	255.8	39.8	15.6
Impact of non-cash items (A)	12.9	18.2	(5.3)	(29.1)
Impact of acquisition, integration & reorganization charges (B)	5.3	4.7	0.6	12.8
Impact of productivity initiatives and other adjustment items (C)	4.7	12.6	(7.9)	(62.7)
Adjusted EBITDA (Non-GAAP)	$318.5	$291.3	$27.2	9.3

Diluted earnings per share (GAAP)	$0.99	$1.29	$(0.30)	(23.3)
Impact of non-cash items	0.12	0.17	(0.05)	(29.4)
Impact of acquisition, integration & reorganization charges	0.05	0.04	0.01	25.0
Impact of productivity initiatives and other adjustment items	0.04	0.12	(0.08)	(66.7)
Tax impact of above adjustments	(0.05)	(0.10)	0.05	(50.0)
Tax impact of revaluation of net deferred tax liability (D)	—	(0.37)	0.37	(100.0)
Tax impact of stock-based compensation - performance vesting (E)	—	(0.14)	0.14	(100.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.15	$1.01	$0.14	13.9

A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $11.8 million and $18.0 million for the first nine months of fiscal 2019 and fiscal 2018, respectively.

B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, advisory fees, and offering fees.
C.

Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, and other adjustments permitted under our credit agreement.  The nine months ended March 31, 2018 includes $8.0 million of development costs related to certain productivity initiatives the Company no longer pursued.

D.	Represents the per share impact of the $38.5 million net benefit to deferred income tax expense as a result of the Act and the revaluation of the Company’s net deferred tax liability.
E.

Represents the per share impact of the $15.4 million excess tax benefit recognized as a result of the performance metrics being met for certain stock-based compensation awards upon the exit of the Company’s private equity shareholders.

(In millions)	Nine months ended March 30, 2019	Nine months ended March 31, 2018
Net cash provided by operating activities (GAAP)	$260.5	$229.6
Purchases of property, plant and equipment	(93.1)	(73.2)
Free cash flow (Non-GAAP)	$167.4	$156.4

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

Fiscal year ended
($ in millions, except share and per share data)	June 30, 2018
Net income (GAAP)	$198.7
Interest expense, net	60.4
Income tax (benefit) expense	(5.1)
Depreciation	100.3
Amortization of intangible assets	29.8
EBITDA (Non-GAAP)	384.1
Impact of non-cash items (A)	23.2
Impact of acquisition, integration & reorganization charges (B)	5.0
Impact of productivity initiatives (C)	10.6
Impact of other adjustment items (D)	3.8
Adjusted EBITDA (Non-GAAP)	$426.7

Diluted earnings per share (GAAP)	$1.90
Impact of non-cash items	0.22
Impact of acquisition, integration & reorganization charges	0.04
Impact of productivity initiatives	0.10
Impact of other adjustment items	0.04
Tax impact of above adjustments	(0.14)
Tax impact of revaluation of net deferred tax liability (E)	(0.37)
Tax impact of other tax law change items (F)	(0.11)
Tax impact of stock-based compensation - performance vesting (G)	(0.14)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.54
A.

Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $21.6 million fiscal 2018. In addition, this includes an increase in the LIFO reserve of $0.3 million for fiscal 2018.

B.

Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, certain equity transactions, and advisory fees.

C.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
D.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreement.

E.	Represents the per share impact of the $38.5 million net benefit to deferred income tax expense as a result of the Act and the revaluation of the Company’s net deferred tax liability.
F.

Represents the per share impact of the $11.9 million net benefit to income tax expense as a result of the blended statutory rate for fiscal 2018 and the resulting rate differential related to temporary differences.

G.

Represents the per share impact of the $15.4 million excess tax benefit recognized as a result of the performance metrics being met for certain stock-based compensation awards upon the exit of the Company’s private-equity shareholders.

Segment Results

In the first quarter of fiscal 2019, the Company changed its operating segments to reflect the manner in which the business is managed. Based on changes to the Company’s organization structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company now has two reportable segments:  Foodservice and Vistar.  Additionally, consistent with how management assesses performance of the segments, certain administrative costs and corporate allocations, previously reported at the segment level, are now included within Corporate & All Other, as opposed to the Foodservice segment.  Management evaluates the performance of these segments based on their respective sales growth and EBITDA.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The presentation and amounts for the three and nine months ended March 31, 2018 have been adjusted to reflect the segment changes described above.  The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	March 30, 2019	March 31, 2018	Change	%
Foodservice	$3,795.2	$3,529.4	$265.8	7.5
Vistar	892.1	820.2	71.9	8.8
Corporate & All Other	71.6	62.5	9.1	14.6
Intersegment Eliminations	(69.9)	(62.9)	(7.0)	(11.1)
Total net sales	$4,689.0	$4,349.2	$339.8	7.8

	Nine Months Ended
	March 30, 2019	March 31, 2018	Change	%
Foodservice	$11,113.1	$10,565.7	$547.4	5.2
Vistar	2,726.6	2,455.9	270.7	11.0
Corporate & All Other	210.7	186.3	24.4	13.1
Intersegment Eliminations	(206.0)	(182.7)	(23.3)	(12.8)
Total net sales	$13,844.4	$13,025.2	$819.2	6.3

EBITDA

	Three Months Ended
	March 30, 2019	March 31, 2018	Change	%
Foodservice	$99.4	$93.4	$6.0	6.4
Vistar	37.0	32.5	4.5	13.8
Corporate & All Other	(36.5)	(33.8)	(2.7)	(8.0)
Total EBITDA	$99.9	$92.1	$7.8	8.5

	Nine Months Ended
	March 30, 2019	March 31, 2018	Change	%
Foodservice	$295.7	$292.7	$3.0	1.0
Vistar	114.0	92.3	21.7	23.5
Corporate & All Other	(114.1)	(129.2)	15.1	11.7
Total EBITDA	$295.6	$255.8	$39.8	15.6

The presentation and amounts for each quarterly period of fiscal year ended June 30, 2018 have been adjusted to reflect the segment changes described above.  The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

	Fiscal year ended June 30, 2018
	Q1	Q2	Q3	Q4
Net Sales
Foodservice	$3,566.4	$3,469.9	$3,529.4	$3,707.4
Vistar	796.8	838.9	820.2	885.1
Corporate & All Other	62.3	61.5	62.5	68.5
Intersegment Eliminations	(60.6)	(59.2)	(62.9)	(66.3)
Total net sales	$4,364.9	$4,311.1	$4,349.2	$4,594.7

EBITDA
Foodservice	$97.2	$102.1	$93.4	$118.7
Vistar	25.8	34.0	32.5	40.8
Corporate & All Other	(40.8)	(54.6)	(33.8)	(31.2)
Total EBITDA	$82.2	$81.5	$92.1	$128.3

The following table sets forth independent sales as a percentage of total Foodservice segment sales:

	Fiscal year ended
	June 29, 2019	June 30, 2018
Q1	35.4%	34.8%
Q2	32.5%	33.7%
Q3	32.2%	32.6%
Q4		35.3%